Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Rights to Purchase Series A Junior Participating Preferred Stock)
of

MEDAREX, INC.
at
$16.00 NET PER SHARE
Pursuant to the Offer to Purchase dated July 28, 2009
by
PUMA ACQUISITION CORPORATION
a wholly owned subsidiary of
BRISTOL-MYERS SQUIBB COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 24, 2009,
UNLESS THE OFFER IS EXTENDED.

July 28, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 28, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by Puma Acquisition Corporation, a New Jersey corporation (“Purchaser”) and a wholly owned subsidiary of Bristol-Myers Squibb Company (“Parent”), a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share, including all rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement dated as of May 23, 2001, between Medarex, Inc. and Continental Stock Transfer & Trust Company, as amended from time to time (the “Shares”), of Medarex, Inc., a New Jersey corporation, that are not already owned by Parent and its subsidiaries, at a purchase price of $16.00 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $16.00 per Share, net to you in cash, without interest and less any required withholding taxes.

2. The Offer is being made for all outstanding Shares that are not already owned by Parent and its subsidiaries.

3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Monday, August 24, 2009, unless the Offer is extended by Purchaser. Previously tendered Shares may be withdrawn at any time until the Offer has expired and, if Purchaser has not accepted such Shares for payment by September 26, 2009, such Shares may be withdrawn at any time after that date until Purchaser accepts Shares for payment.

4. The Offer is subject to certain conditions described in “The Tender Offer — Section 15 — Certain Conditions of the Offer” in the Offer to Purchase, including, among other things, the condition that the number of outstanding Shares which have been validly tendered and not validly withdrawn prior to the expiration of the Offer, when added to any Shares already owned by Parent and its subsidiaries, represents at least a majority of the outstanding Shares on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities convertible or exercisable into Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof).

5. Tendering shareholders who are registered shareholders or who tender their Shares directly to Mellon Investor Services LLC, the Depositary for the Offer, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Purchaser’s purchase of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Rights to Purchase Series A Junior Participating Preferred Stock)
of
MEDAREX, INC.
at
$16.00 NET PER SHARE
Pursuant to the Offer to Purchase dated July 28, 2009
by
PUMA ACQUISITION CORPORATION
a wholly owned subsidiary of
BRISTOL-MYERS SQUIBB COMPANY

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 28, 2009, and the related Letter of Transmittal, in connection with the offer (the “Offer”) by Puma Acquisition Corporation, a New Jersey corporation (“Purchaser”) and a wholly owned subsidiary of Bristol-Myers Squibb Company (“Parent”), a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share, including all rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement dated as of May 23, 2001, between Medarex, Inc. and Continental Stock Transfer & Trust Company, as amended from time to time (the “Shares”), of Medarex, Inc., a New Jersey corporation, that are not already owned by Parent and its subsidiaries, at a purchase price of $16.00 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:
NUMBER OF SHARES BEING TENDERED HEREBY:	SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:          , 2009
(Signature(s))

Please Print Name(s)

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